As filed with the Securities and Exchange Commission on March 12, 2015.

Registration No. 333-202205

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

To

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELLECTIS S.A.

(Exact name of registrant as specified in its charter)

France	2836	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Cellectis S.A.

8, rue de la Croix Jarry

75013 Paris, France

+33 1 81 69 16 00

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Boris Dolgonos, Esq.	Renaud Bonnet, Esq.	B. Shayne Kennedy, Esq.
Jones Day	Jones Day	Thomas E. Mitchell, Esq.
222 East 41st Street	2, rue Saint-Florentin	Latham & Watkins LLP
New York, NY 10017	75001 Paris, France	650 Town Center Drive, Suite 2000
(212) 326-3939	+33 1 5659-3939	Costa Mesa, CA 92626
(714) 540-1235

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

Explanatory Note

This Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-202205), or the Registration Statement, of Cellectis S.A. is being filed for the purpose of adding Exhibits to the Registration Statement and amending the Exhibit Index. No changes or additions are being made hereby to the prospectus constituting Part I of the Registration Statement (not included herein) or to Items 6, 7, or 9 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Under French law, provisions of By-laws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act of 1933, as amended, and we intend to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

In any underwriting agreement we enter into in connection with the sale of ADSs being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding share capital issued and options and warrants granted by us since January 1, 2011. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Some of the transactions described below involved directors, officers and 5% shareholders and are more fully described under the section of the prospectus titled “Related-Party Transactions.”

Issuances of Shares

Since January 1, 2011, the following events have changed the number of our issued and outstanding ordinary shares:

•	On January 27, 2011, we issued 28,500 shares for a total subscription amount of €93,209.25 as a result of the exercise of employee warrants and non-employee warrants.

•	On October 28, 2011, we issued 521,177 shares for a total subscription amount of €1,549,373.41 as a result of the exercise of employee warrants.

•	On October 28, 2011 and November 10, 2011, we issued an aggregate of 1,933,333 shares in connection with a contribution agreement entered into between us and the then shareholders of Cellartis in connection with a contribution of shares of Cellartis equity.

•	On January 24, 2012, we issued 1,344 shares for a total subscription amount of €12,096 as a result of the exercise of employee warrants and non-employee warrants.

•	On February 10, 2012, we issued 264 shares for a total subscription amount of €2,376 as a result of the exercise of employee warrants and non-employee warrants.

•	On February 10, 2012, we issued 6,304,660 shares in connection with the reimbursement of bonds redeemable in shares and payment of interest of said bonds redeemable in shares.

•	On April 10, 2012, we issued 41,549 shares for a total subscription amount of €197,997.61 as a result of the exercise of non-employee warrants.

•	On April 29, 2013, we issued 761 shares for a total subscription amount of €6,849 as a result of the exercise of non-employee warrants.

•	On September 19, 2013, we issued 293 shares for a total subscription amount of €2,637 as a result of the exercise of non-employee warrants.

•	On November 4, 2013, we issued 605,000 shares for a total subscription amount of €2,315,650 in connection with the exercise of warrants held by Kepler Capital Markets SA.

•	On March 24, 2014, we issued 4,000,000 ordinary shares in a private placement to a number of institutional investors at a price of €5.13 per share for a total subscription amount of €20,520,000.

•	On July 31, 2014, we issued 2,786,924 ordinary shares in the context of a share capital increase to the benefit of Pfizer OTC B.V. at a price of €9.25 per share for a total subscription amount of €25,779,047.

•	On September 29, 2014, the acquisition period for 82,123 free shares expired and such shares were issued accordingly.

•	On November 13, 2014, we issued 1,495,357 ordinary shares in connection with the exercise of non-employee warrants for a total subscription amount of €13,383,162.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2) or (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Issuances Under Our Equity Plans

Since January 1, 2011, we granted to employees, consultants, members of our Medical Advisory Board and non-employee directors, pursuant to our equity incentive plans and in exchange for services rendered or to be rendered, free shares, employee warrants and non-employee warrants to purchase an aggregate of 354,099 ordinary shares with exercise prices of €6.00 per share, except for free shares which shall be issued for free. Since January 1, 2011, an aggregate of 2,144,368 ordinary shares were issued upon the exercise of employee warrants and non-employee warrants and the expiry of the acquisition period of free shares issued under our equity incentive plans, at exercise prices between €3.15 to €9.00 per share, for aggregate proceeds of €17,294,878. Since January 1, 2011, an aggregate of 61,476 free shares, employee warrants and non-employee warrants issued under our equity incentive plans were cancelled.

In December 2014, our subsidiary Cellectis Plant Sciences granted options representing a 9.4% interest to a small group of employees of Cellectis Plant Sciences and two of our directors and executive officers, and it reserved an additional 0.6% for further grants. Cellectis Plant Sciences made these grants to provide incentives for these employees that are directly linked to the performance of Cellectis Plant Sciences, rather than Cellectis as a whole.

The offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation or (c) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules.

All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on March 12, 2015.

CELLECTIS

By:	/s/ André Choulika
André Choulika
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 12, 2015.

Signature	Title

* André Choulika	Chief Executive Officer, Chairman of the Board and Co-Founder (Principal Executive Officer)

* Thierry Moulin	Chief Financial Officer (Principal Financial and Accounting Officer)

* Mathieu Simon	Director, Executive Vice President, Chief Operating Officer

* David Sourdive	Director, Executive Vice President, Corporate Development and Co-Founder

* Alain Godard	Director

* Pierre Bastid	Director

* Laurent Arthaud	Director

* Annick Schwebig	Director

Donald Puglisi, Authorized Representative in the United States

By:	*

*By:	/s/ Marie-Bleuenn Terrier	Attorney-in-Fact
Marie-Bleuenn Terrier

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	Previously Filed	Filed Herewith	To be Filed by Amendment

1.1	Form of Underwriting Agreement			x

3.1	By-laws (status) of the registrant (English translation)	x

4.1	Form of Deposit Agreement	x

4.2	Form of American Depositary Receipt (included in Exhibit 4.1)	x

5.1	Opinion of Jones Day			x

8.1	Tax Opinion of Jones Day			x

10.1#	Patent License Agreement #C-00061901 between L’Institut Pasteur and Cellectis S.A., dated June 19, 2000 (English translation)		x

10.1.1	Amendment No. 1 to Patent License Agreement #C-00061901 between L’Institut Pasteur and Cellectis S.A., dated December 20, 2002 (English translation)		x

10.1.2#	Amendment No. 2 to Patent License Agreement #C-00061901 between L’Institut Pasteur and Cellectis S.A., dated September 8, 2003 (English translation)		x

10.1.3	Amendment No. 3 to Patent License Agreement #C-00061901 between L’Institut Pasteur and Cellectis S.A., dated February 26, 2008		x

10.1.4	Amendment No. 4 to Patent License Agreement #C-00061901 between L’Institut Pasteur and Cellectis S.A., dated April 11, 2013 (English translation)		x

10.2#	Patent License Agreement #C-00061906 between L’Institut Pasteur and Cellectis S.A., dated October 19, 2000 (English translation)		x

10.2.1#	Amendment No. 1 to Patent License Agreement #C-00061906 between L’Institut Pasteur and Cellectis S.A., dated September 8, 2003 (English translation)		x

10.2.2#	Amendment No. 2 to Patent License Agreement #C-00061906 between L’Institut Pasteur and Cellectis S.A., dated June 24, 2004 (English translation)		x

10.2.3#	Amendment No. 3 to Patent License Agreement #C-00061906 between L’Institut Pasteur and Cellectis S.A., dated August 24, 2005 (English translation)		x

10.2.4#	Amendment No. 4 to Patent License Agreement #C-00061906 between L’Institut Pasteur and Cellectis S.A., dated December 27, 2007 (English translation)		x

10.3#	Patent License Agreement #C-00061905 between L’Institut Pasteur and Cellectis S.A., dated June 19, 2000 (English translation)		x

10.3.1#	Amendment No. 1 to Patent License Agreement #C-00061905 between L’Institut Pasteur and Cellectis S.A., dated September 8, 2003 (English translation)		x

10.4#	Research and Collaboration Agreement between Pfizer Inc. and Cellectis S.A., dated June 17, 2014		x

10.5#	Research, Product Development, Option, License and Commercialization Agreement, among Les Laboratoires Servier SAS, Institut de Recherches Internationales Servier SAS and Cellectis S.A., dated February 17, 2014		x

10.6#	Exclusive Patent License Agreement between Regents of the University of Minnesota and Cellectis S.A., dated January 10, 2011		x

Exhibit Number	Description of Exhibit	Previously Filed	Filed Herewith	To be Filed by Amendment

10.6.1#	First Amendment to the Exclusive Patent License Agreement between Regents of the University of Minnesota and Cellectis S.A., dated May 24, 2012		x

10.6.2#	Second Amendment to the Exclusive Patent License Agreement between Regents of the University of Minnesota and Cellectis S.A., dated April 1, 2014		x

10.7#	Patent & Technology License Agreement between Ohio State Innovation Foundation and Cellectis S.A., dated October 23, 2014		x

10.8	Warrants Issue Agreement between Cellectis S.A. and Kepler Capital Markets SA, dated December 20, 2012 (English translation)	x

10.8.1	First Amendment to Warrants Issue Agreement between Cellectis S.A. and Kepler Capital Markets SA, dated June 6, 2013 (English translation)	x

10.8.2	Second Amendment to Warrants Issue Agreement between Cellectis S.A. and Kepler Capital Markets SA, dated October 7, 2013 (English translation)	x

10.9	Warrant Agreement between Cellectis S.A. and Trout Capital LLC, dated March 24, 2014	x

10.10†	Change of Control Plan, effective as of September 4, 2014 (English translation)	x

10.11†	Summary of BSA Plan	x

10.12†	Summary of BSPCE Plan	x

10.13†	2012 Free Share Plan	x

10.14†	2013 Free Share Plan	x

10.15†	2014 Free Share Plan	x

21.1	List of subsidiaries of the registrant	x

23.1	Consent of Ernst & Young et Autres	x

23.2	Consent of Jones Day (included in Exhibits 5.1 and 8.1)			x

24.1	Power of Attorney (included on signature page to this Registration Statement on Form F-1)	x

†	Indicates a management contract or any compensatory plan, contract or arrangement.
#	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment.